CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Senior Unsecured Notes	$4,000,000,000	$157,200.00

PROSPECTUS Dated March 29, 2006	Pricing Supplement Number: 4797 Filed Pursuant to Rule 424(b)(3)
PROSPECTUS SUPPLEMENT Dated March 29, 2006	Dated April 21, 2008 (Originally dated April 16, 2008) Registration Statement: No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Fixed Rate Notes)
Issuer:	General Electric Capital Corporation
Ratings:	Aaa/AAA
Trade Date:	April 16, 2008
Settlement Date (Original Issue Date):	April 21, 2008
Maturity Date:	May 1, 2018
Principal Amount:	US $ 4,000,000,000
Price to Public (Issue Price):	99.733%
Agents Commission:	0.300%
All-in Price:	99.433%
Accrued Interest:	N/A
Net Proceeds to Issuer:	US $ 3,977,320,000
Treasury Benchmark:	3.500% due February 15, 2018
Treasury Yield:	3.660%
Spread to Treasury Benchmark:	Plus 2.000%
Reoffer Yield:	5.660%
Interest Rate Per Annum:	5.625%
Interest Payment Dates:	Semi-annually on the 1st of each May and November, commencing November 1, 2008 and ending on the Maturity Date

Page 2
Filed Pursuant to Rule 424(b)(3)
Dated April 21, 2008 (Originally dated April 16, 2008)
Registration Statement: No. 333-132807

Day Count Convention:	30/360
Denominations:	Minimum of $1,000 with increments of $1,000 thereafter.
Call Notice Period:	None
Put Dates (if any):	None
Put Notice Period:	None
CUSIP:	36962G3U6
ISIN:	US36962G3U65
Common Code:	[ ]

Investing in the Notes involves risks. See "Risk of Foreign Currency Notes and Indexed Notes" on page 2 of the accompanying prospectus supplement and "Risk Factors" on page 2 of the accompanying prospectus.

Plan of Distribution:

The Notes are being purchased by the underwriters listed below (collectively, the "Underwriters"), as principal, at 99.733% of the aggregate principal amount less an underwriting discount equal to 0.30% of the principal amount of the Notes.

Institution Lead Managers:	Commitment

Banc of America Securities LLC	$ 900,000,000
Goldman, Sachs & Co.	$ 900,000,000
Lehman Brothers Inc.	$ 900,000,000
Morgan Stanley & Co. Incorporated	$ 900,000,000

Co-Managers:
Castle Oak Securities, L.P.	$ 90,000,000
Robert Van Securities, Inc.	$ 90,000,000
Samuel A. Ramirez & Co., Inc.	$ 90,000,000
Utendahl Capital Partners, L.P.	$ 80,000,000
The Williams Capital Group, L.P.	$ 50,000,000

Total	$ 4,000,000,000

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Page 3
Filed Pursuant to Rule 424(b)(3)
Dated April 21, 2008 (Originally dated April 16, 2008)
Registration Statement: No. 333-132807

Additional Information:

General

At December 31, 2007, the Company had outstanding indebtedness totaling $496.00 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at December 31, 2007, excluding subordinated notes payable after one year, was equal to $484.93 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

Year Ended December 31,
2003	2004	2005	2006	2007
1.73	1.83	1.67	1.63	1.56

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.